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EXHIBIT 10.2

July 23, 2001

Dennis H. Johnston
Interim Chief Executive Officer
Freestar Technologies
16130 Ventura Boulevard, Suite 600
Encino, CA  91436

Re: Letter of Intent to Acquire ePaylatina, a Dominican Republic Corporation transfer of assets with and into Freestar Technologies, a Nevada corporation

         This Binding Letter of Intent made by and between ePaylatina, SA a corporation organized under the laws of the Dominican Republic ("epaylatina") and Freestar Technologies ("Freestar"), a Nevada corporation, with respect to the sale and transfer of ePaylatina's assets into Freestar. This Agreement is meant to be binding upon the parties hereto with respect to the following terms and conditions:

         (1) ePaylatina will make a bulk transfer of all it= existing and to be developed assets into Freestar, in exchange for 1,000,000 shares of Convertible Preferred stock in Freestar, said shares to be issued pursuant to Section 4(2) of the Securities Act of 1934, as amended [the Act], to be disbursed to the present shareholders of ePaylatina in proportion to their respective interests in said corporation. These Preferred shares shall convert into 12,000,000 shares of Common stock, one third of the number of shares convertible over a period of three years commencing 12 months after the consummation of the transaction providing the owners meet earning criteria of not less than one million dollars per year after insurance, depreciation and interest but before taxes. The Preferred stock shall be voting and each share shall receive 12 votes on any issue brought before the shareholders. Additionally, a total of 12,000,000 shares shall be issued to various consultants who have arranged this transaction and will have worked on the transaction to see it through to completion. 4,000,000 of these shares shall be registered on a Form S-8 and the balance of these shares likewise, shall be issued under Section 4(2) of the Act. 2,000,000 of the above referenced S-8 shares shall be locked up and released to the owners based upon meeting earning criteria of not less than one million dollars per year after insurance, depreciation and interest, but before taxes.

         (2) As a condition precedent to the transfer, ePaylatina shall provide the following to Freestar within 30 days of the date of the execution of this Agreement:

                  2.1 A business plan including pro forma projections for at least 5 years;
                  2.2 An appraisal of the assets of the business of ePaylatina by a competent business appraiser;
                  2.3 A certified audit of the assets and liabilities of ePaylatina for the last two fiscal years demonstrating that ePaylatina has at least $1,100,000 U.S. in assets;
                  2.4 Copies of all credit lines with any banks or other entities with whom ePaylatina has entered into equity financing;
                  2.5 An appraisal of the value of any and all patents owned or held by ePaylatina or its executive officers which is an asset of ePaylatina or is a required part of the technology which ePaylatina has developed;

         (3) All of the parties agree that none of them will recommend to the shareholders or allow the Board of Directors to recommend, advocate or allow a forward or reverse split of the Common stock in Freestar for a period of at least five (5) years following the consummation of this transaction nor shall the Board further dilute the stock by issuing stock to themselves or their immediate family, agents or representatives.

         (4) This Binding Letter of Intent shall remain open until such time as ePaylatina has furnished the required information as set forth in Paragraph 2 hereof which is for a period of 30 day from the date of the execution hereof, providing however, that the time may be extended by the agreement of all of the parties hereto.



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         (5)      Paul Egan ("Egan") will become the Chief Executive Officer of
                  Freestar and will be solely responsible for distributing the stock in Freestar to the existing shareholders of ePaylatina in accordance which such shareholders respective interests. Egan, Dennis H. Johnston and one nominee of Egan will at all times hereafter maintain a position on Freestar's Board of Directors. Unanimous vote of the Board of Directors shall be required to authorize a substantial change in control, issuance of additional shares, reorganization, or a sale of significant assets of Freestar. .

         (6) The current assets of ePaylatina consist of various intellectual properties (including, but not limited to, registrations, website domains, software licenses, or rights related thereto), technology, confidential business and technical information, research and development, technical know how, trade secrets, strategic alliances and other operational relationships, existing and to be developed banking relationships and existing exclusive marketing contracts, management consoles, computer software and hardware, billing information and all intangible assets including goodwill and information of competitive advantage.

         (7) Freestar shall use its best efforts to arrange for an infusion of capital into the business in an amount of not less than $1,000,000 to facilitate the building of the business and to support various costs of the business until such time as a cash flow begins to develop and shall undertake to register, if deemed necessary, 20 million pursuant to an SB-2 Regisration Statement with the SEC.

         (8) Freestar represents and warrants that the corporation currently has 6,861,500 shares of common stock issued and outstanding and has 80,000,000 shares of common stock currently authorized. Additionally, Egan agrees to allow Freestar to spin off ePaylatina for consideration to be determined in the Board of Director=s discretion at any time after two (2) years subsequent to the execution of this Agreement and will give existing shareholders of Freestar at said date twenty percent (20%) of the issued and outstanding shares in the form of a stock dividend distribution.

         (9) It is agreed and understood that irrespective of control of the Board of Directors, the parties will cause an employment agreement to be entered into with Egan with compensation as follows: $150,000 for the first year, $250,000 for the second and third year and based upon a performance standard to be agreed upon by the Board of Directors for a period of three
                  (3) years, exclusive of director and officer benefits offered to current executive employees, officer and directors of Freestar plus stock options to be determined by the Board of Directors who will provide a stock option plan for employees.

         (10) It is agreed and understood that the shareholders of Freestar will use their best efforts to place the products offered by ePaylatina with appropriate businesses and Egan will receive, as additional compensation, a finder=s fee equal to five (5) per cent of the gross revenues generated by companies Egan develops strategic alliances as such revenues are collected by Freestar.

         (11) Prior to the transfer and acquisition of the assets of ePaylatina, except as required by law or the rules of any stock exchange, no public announcement or other publicity regarding the transactions referred to herein shall be made by Freestar or ePaylatina or any of their respective affiliates, officers, directors, employees, representative or agent, without prior written consent of Paul Egan and Dennis H. Johnston, in any case, as to form, content, timing and manner of distribution or publication; provided however that nothing in this section shall prevent such parties from discussing such transaction with such persons whose approval agreement or opinion, as the case may be, required for consummation of such particular transaction or transactions.

         (12) Each of the parties hereto agrees to cooperate in good faith with the other, and to execute and deliver such other and further documents, instruments and agreements and perform such other acts as may reasonably be necessary or appropriate to consummate and carry into effect the transactions contemplated by this Agreement.



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         (13)     Unless otherwise specified, the remedies provided in this
                  Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

         (14) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without giving effect to the principles of conflicts of law thereto. All parties hereby submit themselves to the personal jurisdiction of the State and Federal courts located in the State of Nevada and further agree that the proper venue for any action arising from, related to, or in connection with this Agreement shall be in the State of Nevada.

         (15) This Agreement constitutes legal, valid and binding obligations of each party and each will constitute the legal, valid and binding obligations of each such party, enforceable except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors= rights generally and by equitable limitations on the availability of specific remedies.

         (16) This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes any and all prior agreements, understandings and arrangements among the parties.

         (17) In the event that any of the terms, conditions, or covenants contained in this Agreement shall be held to be invalid, any such invalidity shall not affect any other terms, conditions or covenants contained herein, all of which shall remain in full force and effect. If any of the terms or conditions of this Agreement are determined by a court of competent jurisdiction to be invalid or unenforceable as a result of the scope or breadth of such terms or conditions, where possible, such terms and conditions shall be deemed to be limited to such scope and breadth so as to be deemed enforceable.

         (18) All terms and conditions concerning th acquisition shall be stated in a definitive agreement that will be subject to the approval of the parties, acting upon the advice of independent counsel. Those terms and conditions will include representations, warranties, covenants and indemnities that are usual and customary in a transaction of this nature and are mutually acceptable to the party's signatory hereto.

         (19) If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it mat be entitled.

         (20) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.



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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered with full and complete authority to act on behalf of the respective entities a party hereto as of the date first above written.

FREESTAR TECHNOLOGIES,  a Nevada corporation

By: /s/ Dennis H. Johnston
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      Dennis H. Johnston, Interim Chief Executive Officer

EPaylatina, SA, a Dominican Republic corporation

By: /s/ Paul Egan
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       Paul Egan, President & CEO

By: /s/ Paul Egan
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      Paul Egan, individually